                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          TENET HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                 SCOTT M. BROWN
                          TENET HEALTHCARE CORPORATION
                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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         -----------------------------------------------------------------------
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     (3) Per unit price or other underlying value of transaction computed
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
                                     [LOGO]

                          TENET HEALTHCARE CORPORATION

                                                                MAILING ADDRESS:

                                                                  P.O. BOX 31907

3820 STATE STREET                                SANTA BARBARA, CALIFORNIA 93130

SANTA BARBARA, CALIFORNIA 93105                                   (805) 563-7000

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, OCTOBER 7, 1998

                            ------------------------

August 28, 1998

To our Shareholders:

    The Annual Meeting of Shareholders of Tenet Healthcare Corporation (the "Company") will be held on Wednesday, October 7, 1998, at 10:00 a.m., Pacific Daylight Time, in the Le Grand Trianon Room, Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, 90212, for the following purposes:

    1.  To elect three directors for terms of three years each;

    2.  To vote upon a shareholder proposal regarding Year 2000 disclosures;

    3. To vote upon a shareholder proposal regarding declassification of the Company's Board of Directors;

    4. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending May 31, 1999; and

    5.  To transact such other business as properly may come before the meeting.

    Only shareholders of record at the close of business on August 17, 1998 (the record date) will be entitled to vote at the meeting and any adjournments thereof.

    PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are cordially invited to attend the meeting and you may vote in person even though you have returned your proxy card.

                                                   [SIGNATURE]

                                          SCOTT M. BROWN
                                          SECRETARY

                                PROXY STATEMENT

GENERAL INFORMATION
AUGUST 28, 1998

    Your proxy is solicited by the Board of Directors (the "Board") of Tenet Healthcare Corporation ("Tenet" or the "Company") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Wednesday, October 7, 1998, and any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about August 31, 1998.

    If the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no direction is indicated, the proxy will be voted in accordance with the Board's recommendations as set forth herein. Any shareholder executing a proxy has the power to revoke it at any time before it is voted. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The Board knows of no unspecified matters to be voted upon at the Annual Meeting.

    Only shareholders of record at the close of business on August 17, 1998, are entitled to receive notice of and to vote at the Annual Meeting. On August 17, 1998, Tenet had outstanding 309,558,031 shares of common stock, each of which is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on such date is necessary to constitute a quorum at the Annual Meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as votes cast.

    The cost of solicitation of proxies by the Board will be borne by the Company. The Company has engaged Kissel-Blake Inc. ("Kissel-Blake") to assist in the solicitation of proxies for the meeting. The Company will pay Kissel-Blake $14,000 in fees for its services and will reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail and by Kissel-Blake, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or telegram. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

1. DIRECTORS AND NOMINEES

Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Chairman of Executive Committee and
Member of Nominating Committee
Age: 54

Mr. Barbakow was elected by the Board to serve as Chief Executive Officer and President of Tenet effective June 1, 1993. Effective July 28, 1993, Mr. Barbakow was elected Chairman of the Board, at which time he relinquished the office of President. Prior to June 1, 1993, Mr. Barbakow served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, a position he held from September 1991 through May 31, 1993. From 1988 until 1991, Mr. Barbakow served as Chairman, President and Chief Executive Officer of MGM/UA Communications, Inc. Prior to October 1988, Mr. Barbakow served as a Managing Director of Merrill Lynch Capital Markets and an executive officer of several Merrill Lynch affiliates. In addition, Mr. Barbakow served as a director of MGM Grand, Inc. from November 1988 through May 1993. Mr. Barbakow has been a director since 1990. His current term as a director of Tenet expires at the 2000 Annual Meeting.

--------------------------------------------------------------------------------

Michael H. Focht, Sr.
President and Chief Operating Officer
Member of Executive Committee and
Ethics and Quality Assurance Committee
Age: 55

Mr. Focht was elected by the Board to serve as Chief Operating Officer of Tenet effective April 8, 1993, and to serve in the additional position of President effective July 28, 1993. Mr. Focht served as Senior Executive Vice President, Operations, of Tenet from 1991, and President and Chief Executive Officer of Tenet's General Hospital Division from 1986. Mr. Focht joined Tenet in 1978 and has served as a director of the Company since 1990. His current term as a director of Tenet expires at the 1999 Annual Meeting.

--------------------------------------------------------------------------------

Lawrence Biondi, S.J.
Director
Age: 59

Father Lawrence Biondi, a Jesuit priest, has been president of Saint Louis University in Missouri since July 1987. From 1980 to 1987, Fr. Biondi was dean of the College of Arts & Sciences at Loyola University of Chicago, where he had served on the faculty of modern languages since 1968. Fr. Biondi was elected to Tenet's Board of Directors in July of 1998. His current term expires at the 2000 Annual Meeting.

--------------------------------------------------------------------------------

Bernice B. Bratter
Director
Member of Executive Committee,
Nominating Committee and Chair of
Compensation and Stock Option Committee
Age: 60

Ms. Bratter served as Executive Director of Senior Health and Peer Counseling, a non-profit healthcare organization located in Santa Monica, California from 1980 through her retirement from that position in March 1995. From 1995 through September 1996, Ms. Bratter lectured and served as a consultant in the fields of not-for-profit corporations and healthcare. Since October 1996, Ms. Bratter has served as the President of the Los Angeles Women's Foundation, a not-for-profit organization dedicated to reshaping the status of women and girls of all ages in southern California. Ms. Bratter has been a director of Tenet since 1990. Her current term as a director of Tenet expires at the 1999 Annual Meeting.

--------------------------------------------------------------------------------

Sanford Cloud Jr.
Director
Age: 53

Mr. Cloud has been President and Chief Executive Officer of The National Conference for Community and Justice (formerly the National Conference of Christians and Jews) since 1994. From January 1993 to March 1994, Mr. Cloud was a partner in the law firm of Robinson & Cole in Hartford, Connecticut. From 1986 through 1992, he worked for Aetna Life and Casualty Co. as Vice President of Corporate Public Involvement and Executive Director of the Aetna Foundation. Currently, Mr. Cloud serves on the boards of directors of Advest Group Inc. and Yankee Energy Systems Inc. Mr. Cloud is a former two-term Connecticut state senator. Mr. Cloud was elected to Tenet's Board of Directors in May of 1998. His current term as a director of Tenet expires at this year's Annual Meeting.

--------------------------------------------------------------------------------

Maurice J. DeWald
Director
Member of Executive Committee,
Compensation and Stock Option Committee
and Chairman of the Audit Committee
Age: 58

Mr. DeWald is Chairman and Chief Executive Officer of Verity Financial Group, Inc., a private firm that he founded in 1993 that is involved in investment and development projects. He is also President of DeWald Enterprises, a private investment firm that he founded in 1991. From 1986 until 1990, Mr. DeWald served as Managing Partner of the Los Angeles office of KPMG Peat Marwick LLP. Mr. DeWald also is a director of ARV Assisted Living, Inc. and Advanced Materials Group, Inc. Mr. DeWald has been a director of Tenet since 1991. His current term as a director expires at this year's Annual Meeting.

--------------------------------------------------------------------------------

Raymond A. Hay
Director
Member of Audit Committee,
Ethics and Quality Assurance Committee
and Chairman of Nominating Committee
Age: 70

Mr. Hay has been Chairman and Chief Executive Officer of Aberdeen Associates, a private investment firm, since 1992. Mr. Hay held the same position with Hay-Faulstich & Associates from 1991 through January 1992, when its operations were assumed by Aberdeen Associates. From 1983 until June 1991, Mr. Hay served as Chairman and Chief Executive Officer of The LTV Corporation. Mr. Hay has been a director of Tenet since 1985. His current term as a director of Tenet expires at this year's Annual Meeting.

--------------------------------------------------------------------------------

Lester B. Korn
Director
Member of Executive Committee and
Compensation and Stock Option Committee
and Chairman of Pension Committee
Age: 62

Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles, California. Mr. Korn served as the Chairman of Korn/ Ferry International, an executive search firm that he founded, from 1969 until May 1991, when he retired and became Chairman Emeritus. During 1987-1988, he served as United States Ambassador to the United Nations Economic and Social Council. Mr. Korn also serves as a director of ConAm Properties, Ltd. Mr. Korn has been a director of Tenet since 1993. His current term as a director of Tenet expires at the 1999 Annual Meeting.

--------------------------------------------------------------------------------

Richard S. Schweiker
Director
Member of Audit Committee and
Chairman of Ethics and Quality Assurance Committee
Age: 72

Mr. Schweiker served as president of the American Council of Life Insurance from 1983 through December 1994, when he retired. He presently serves as a director of LabOne, Inc. Mr. Schweiker has been a director of Tenet since 1984. From 1981 to 1983, Mr. Schweiker served as Secretary of the United States Department of Health and Human Services. His current term as a director of Tenet expires at the 2000 Annual Meeting.

--------------------------------------------------------------------------------

DIRECTORS BY CLASS

Class 1 (term expires at the 1998 Annual Meeting of Shareholders)

Sanford Cloud Jr.
Maurice J. DeWald
Raymond A. Hay

Class 2 (term expires at the 1999 Annual Meeting of Shareholders)

Bernice B. Bratter
Michael H. Focht, Sr.
Lester B. Korn

Class 3 (term expires at the 2000 Annual Meeting of Shareholders)

Jeffrey C. Barbakow
Lawrence Biondi, S.J.
Richard S. Schweiker

NOMINEES AND VOTING

    In July 1997, Mr. James P. Livingston retired from the Board and the size of the Board was reduced from ten to nine directors. Mr. Peter de Wetter retired from the Board in October 1997, at which time the size of the Board was further reduced from nine to eight directors. In May 1998, the size of the Board was increased from eight to nine directors and the Board elected Sanford Cloud Jr. to the Board as a Class 1 director. In July 1998, the size of the Board was increased from nine to ten directors and the Board elected Father Lawrence Biondi, S.J., to serve as a Class 3 director.

    On July 23, 1998, the Nominating Committee met and recommended that the Board nominate each of Messrs. Cloud, DeWald and Hay to serve a three-year term as a director until the 2001 Annual Meeting. After considering the Nominating Committee's actions, the Board met on July 24, 1998, and nominated the directors recommended by the Nominating Committee. Edward Egbert, M.D., whose term as a director expires at this year's Annual Meeting, was not eligible for nomination because he has reached the Company's mandatory retirement age for directors.

    Directors are divided into three classes and serve for three-year overlapping terms. Following the election of the three Class 1 directors at this year's Annual Meeting, there will be three Class 1 directors, three Class 2 directors and three Class 3 directors. The terms of the Class 2 and Class 3 directors do not expire until 1999 and 2000, respectively. Directors are to be elected by a majority of the votes cast. Votes may not be cumulated.

    The shares represented by proxies solicited by the Board will be voted, unless otherwise directed, for Messrs. Cloud, DeWald and Hay. The Board believes each of its nominees will be able and willing to serve if elected. If any named nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

SHAREHOLDER APPROVAL

    Election of each nominee by the shareholders requires the affirmative vote of a majority of the votes cast by holders of shares entitled to vote in the election at the Annual Meeting, provided a quorum is present. A vote to withhold authority for a nominee will count as a vote against that nominee. Unless marked to the contrary, proxies will be voted "FOR" the election of each nominee at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS NOMINEES FOR DIRECTORS.

STOCK OWNERSHIP

    As of August 17, 1998, ownership of common stock by all directors, all nominees, each of the named executive officers (as defined herein on page 12) and all of the named executive officers and directors as a group (13 persons) was as follows:

                                                                              SHARES BENEFICIALLY OWNED(1)
                                                                     -----------------------------------------------
                                                                                         OPTIONS
                                                                                       EXERCISABLE
                                                                                          PRIOR
                                                                       SHARES OF      TO OCTOBER 31,    PERCENT OF
NAME                                                                  COMMON STOCK         1998          CLASS(2)
-------------------------------------------------------------------  --------------  ----------------  -------------
Jeffrey C. Barbakow................................................        52,450(3)        3,198,000         1.05%
Lawrence Biondi, S.J...............................................             0                   0
Bernice B. Bratter.................................................        11,000              20,000
Scott M. Brown.....................................................        10,939              63,034
Sanford Cloud Jr...................................................           100                   0
Maurice J. DeWald..................................................        10,800              20,000
Edward Egbert, M.D.................................................         8,707              20,460
Trevor Fetter......................................................        24,330             281,733
Michael H. Focht, Sr...............................................        10,000           1,125,976
Raymond A. Hay.....................................................        11,200              10,000
Lester B. Korn.....................................................        22,700              20,000
Raymond L. Mathiasen...............................................        38,546             185,700
Richard S. Schweiker...............................................        21,860              40,920
Executive officers and directors as a group (13 persons)...........       222,632           4,985,823         1.68%

--------------------------

(1) Except as otherwise indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2) Except as indicated, no executive officer or director beneficially owned, including options exercisable prior to October 31, 1998, more than 1% of the outstanding shares of common stock of the Company.

(3) The total shown includes 3,350 shares held by Mr. Barbakow's minor sons.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board met nine times during the fiscal year ended May 31, 1998. Each director participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which he/she served, during the period he/she served as a director.

    During fiscal 1998, the Company's Executive Committee consisted of employee directors Barbakow (Chairman) and Focht, and non-employee directors Bratter, DeWald and Korn. The Executive Committee, which met once during fiscal 1998, may exercise all of the powers of the Board in the management of the business and affairs of the Company when the Board is not in session, but may not fill vacancies on the Board, change the membership of, or fill vacancies in, any committee of the Board, adopt, amend or repeal the By-Laws or declare dividends.

    During fiscal 1998, the Company's Audit Committee consisted of non-employee directors DeWald (Chairman), Hay and Schweiker. The Audit Committee selects, engages on behalf of the Company (subject to the consent of the shareholders) and fixes the compensation of, a firm of independent certified public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which they are appointed. The Audit Committee confers with the auditors and determines the scope of the auditing of the books and accounts of the Company and its subsidiaries. The Audit Committee also is responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the policies and procedures of the Company. None of the members of the Audit Committee may be officers or employees of the Company. The Audit Committee met four times during fiscal 1998.

    During fiscal 1998, the Company's Compensation and Stock Option Committee (the "Compensation Committee") consisted of non-employee directors Bratter (Chair), DeWald and Korn. Except as noted below, the Compensation Committee has the authority to establish a general compensation policy for the Company and has responsibility for the approval of changes in directors' fees and compensation paid to senior officers. The Compensation Committee administers all of the Company's employee benefit plans (except those discussed below for which the Pension Committee is responsible), including stock option plans, long-term incentive plans, bonus plans, deferred compensation plans, non-qualified retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines (subject to the provisions of the Company's plans) the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. None of the members of the Compensation Committee may be officers or employees of the Company. The Compensation Committee met seven times in fiscal 1998.

    During fiscal 1998, the Company's Nominating Committee consisted of non-employee directors Hay (Chairman), Bratter and Egbert and employee-director Barbakow. The Nominating Committee, which is responsible for making recommendations to the Board regarding the qualifications of candidates for the Board, nominees to fill vacancies on the Board and Board committees, the director selection process, the tenure of Board members and the size, composition and committee structure of the Board, met three times in fiscal 1998. Nominations by shareholders for the 1999 meeting of shareholders will be considered by the Board if written information concerning the proposed nominee, including the proposed nominee's name, biographical information and a signed consent to be nominated and to serve if elected, is submitted to the Secretary of the Company on or before May 3, 1999.

    The Company's Ethics and Quality Assurance Committee (the "Ethics Committee") consisted during fiscal 1998 of non-employee directors Schweiker (Chairman), Egbert and Hay and employee-director Focht. The purpose of the Ethics Committee is to present to the Board such measures and recommend such actions as may be necessary or desirable to assist the Company in conducting its activities in accordance with ethical standards and in delivering quality medical care. In addition, the Ethics Committee provides oversight for the Company's corporate compliance and ethics program. The Ethics Committee met twice in fiscal 1998.

    During fiscal 1998, the Pension Committee consisted of non-employee directors Korn (Chairman) and Egbert. The Pension Committee is responsible for approving investment policies and investment managers for the Company's qualified pension plans, reviewing actuarial information concerning the plans, monitoring the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"), approving major changes to the 401(k) Plan, approving any new qualified investment or savings plans (other than stock plans) proposed by the Company and monitoring such plans. The Pension Committee met three times in fiscal 1998.

                           REMUNERATION OF DIRECTORS

    During the fiscal year ended May 31, 1998, directors Bratter, DeWald, Egbert, Hay, Korn and Schweiker, Tenet's non-employee directors during fiscal 1998, each received an annual retainer fee of $50,000 for serving on the Board, as well as an attendance fee of $1,000 for attending each Board meeting and $1,200 for attending each meeting of the respective committees on which he or she was a member. Director Cloud received $4,166.66, a pro-rata portion of the annual retainer fee, for the month of May, 1998. In addition, Mr. Hay was permitted to use the Company aircraft for personal use. The incremental cost to the Company of such use was approximately $49,000.

    Each committee Chair also received $4,000 during the fiscal year for each committee chaired by him or her. Directors also are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

DIRECTORS RETIREMENT PLAN

    Tenet has a Board of Directors Retirement Plan (the "Directors Retirement Plan") for non-employee directors. The Company believes that the Directors Retirement Plan enables Tenet to attract and retain non-employee directors who render necessary and important services to the Company. During fiscal 1998, all of Tenet's non-employee directors participated in the Directors Retirement Plan.

    Under the Directors Retirement Plan, the Company is obligated to pay to the non-employee director an annual normal retirement benefit for a maximum period of 10 years upon the director's retirement. The retirement benefit is based on years of service to the Company as a non-employee director. The director's interest in the retirement benefit becomes partially vested after five years of service as a non-employee director and fully vested after 10 years of service as a non-employee director. The Directors Retirement Plan was amended in fiscal year 1998 to permit participants to elect to receive the retirement benefits in the form of a joint and survivor annuity and to permit the participant and his/her surviving spouse to designate a beneficiary as the recipient of the joint and survivor annuity in the event both should die before all payments have been made. The present value of the joint and survivor annuity will be actuarially equivalent to the present value of the payments that would be made over the 10-year period referred to above. The annual retirement benefit is equal to the lesser of (i) the Directors' Final Annual Board Retainer (as defined below), and (ii) $25,000, increased by a compounded rate of six percent per year from 1985 to the Directors' termination of service. The retirement benefits are paid monthly. "Final Annual Board Retainer" is defined under the Directors Retirement Plan as the annual retainer paid to the director for service on Tenet's Board (excluding fees paid for individual Board or committee meetings or for serving as a committee chair) at the time of the termination of the Directors' service on the Board.

    Normal retirement benefits, with certain adjustments, are paid to participants whose services are terminated for any reason other than death prior to normal retirement, so long as the participant has completed at least five years of service. In the event of the death of any participant, before or after retirement, the normal retirement benefit will be paid to his/her surviving spouse, eligible children under the age of 21 or the designated beneficiary discussed above. In the event of a "Change of Control" (as defined below) of Tenet followed by a participant's termination as a director of Tenet or a participant's failure to be re-elected as a director upon the expiration of his/her term in office, participants under the Directors Retirement Plan will be deemed fully vested without regard to years of service and shall be entitled to receive full normal retirement benefits.

    A "Change of Control" is deemed to have occurred under the Directors Retirement Plan if (a) any person (as defined in Sections 13(c) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, the "Exchange Act") is or becomes the beneficial owner directly or indirectly of 30% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any two-year period, individuals who at the beginning of such period constitute the Company's Board cease for any reason other than death or disability to constitute at least a majority of the Board.

    The Directors Retirement Plan was amended in fiscal year 1994 to permit participation by former employees who are directors, with years of service measured from the date on which the director's employment with the Company terminates.

DIRECTORS LIFE INSURANCE PROGRAM

    The Company provides a Directors Life Insurance Program (the "Program") for all directors who elect to participate in the Program. The Company believes that the Program enables it to retain the services of its existing directors and to attract highly qualified directors.

    Under the Program, the Company is willing to enter into a split dollar life insurance agreement with an owner designated by a director providing for the purchase of a joint life, second to die, life insurance policy insuring the lives of the director and another person designated by the director. The amount of insurance to be purchased will be sufficient to provide a death benefit of $1,000,000 to beneficiaries designated by the owner and to allow the Company to recover the premiums it has paid to keep the policies in force until the deaths of both the director and the designated other person. The owner will pay the cost of pure term insurance and the Company will pay the balance of the premiums, which will be paid over seven years if its original assumptions as to interest rates, mortality rates, tax rates and certain other factors are accurate.

    The Program is administered by the Compensation Committee, members of which may be participants under the Program. As of July 31, 1998, life insurance policies had been purchased by the owners on the lives of directors Bratter, DeWald, Egbert, Focht, Hay and Korn and their respective designated other person. Directors Barbakow and Schweiker did not participate in the Program in fiscal 1998.

1994 DIRECTORS STOCK OPTION PLAN

    The Company believes that its 1994 Directors Stock Option Plan (the "DSOP") promotes the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain Directors of training, experience and ability, and by encouraging the highest level of Directors' performance by providing Directors with a proprietary interest in the Company's financial success and growth.

    The DSOP is administered by the Compensation Committee, which is composed of non-employee directors who are eligible to participate in the DSOP. Only non-employee directors of the Company are eligible to participate in the DSOP. Such non-employee directors are not eligible to receive new awards under the 1991 Stock Incentive Plan or the Amended and Restated 1995 Stock Incentive Plan, which plans are for employees. Currently, participants are granted options to acquire 7,500 shares of common stock of the Company on the last Thursday of January of each year. In addition, on the last Thursday of the month of a non-employee director's initial election to the Board, such director will be granted options to acquire 7,500 shares of common stock. Subject to certain adjustment provisions described in the DSOP, the aggregate number of shares of common stock that may be acquired upon the exercise of options under the DSOP is 500,000. Unless previously terminated, the DSOP will terminate on January 26, 2004, except with respect to options then outstanding.

    Each option is exercisable one year from the date of grant. The exercise price is the fair market value of a share of common stock on the date of grant. Each option will expire at the time a non-employee director ceases to be a non-employee director, except as described below. If a non-employee director is terminated other than for cause (as determined solely by the Company), or if a director is nominated but not reelected by the shareholders, then the option will expire one-year after the date of termination or such election unless during such one-year period the non-employee director dies or becomes permanently and totally disabled, in which case the option will expire one year from the date of death or permanent and total disability. If the non-employee director retires at the Company's normal retirement age or earlier with the consent of the Compensation Committee, then the option will expire five years after the date of retirement, unless during such five-year period the non-employee director dies or becomes permanently and totally disabled, in which case the option will expire upon the later of five years after retirement or one year after the date of death or permanent and total disability. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, then the option will expire five years after the date of death or permanent and total disability. Notwithstanding anything above to the contrary, the maximum term of an option is 10 years from the date of grant.

    In the event of any future change in the capitalization of the Company, such as a stock dividend or stock split, the Compensation Committee may make an appropriate and proportionate adjustment to the numbers of shares subject to then-outstanding awards as well as to the maximum number of shares available for future awards.

    The DSOP also provides for all awards then outstanding under the plan to fully vest without restrictions in the event of certain conditions, including a dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company as a result of which Tenet is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Company, unless provisions are made in connection with such transaction for the continuance of the DSOP with adjustments appropriate to the circumstances.

    In addition, upon the occurrence of a "Change of Control" of the Company or in the event that any Person makes a filing with respect to the Company under Sections 13(d) or 14(d) of the Exchange Act, all options then outstanding under the DSOP will be fully vested and the restrictions upon exercise will immediately cease.

    For purposes of the DSOP the following terms have the following meanings:

    (A) A "Change in Control" of the Company shall have occurred when a Person, alone or together with its Affiliates and Associates, becomes the beneficial owner of 20% or more of the general voting power of the Company.

    (B) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

    (C) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan or any Person who acquires 20% or more of the general voting power of the Company in a transaction or series of transactions approved prior to such transaction or series of transactions by the Board.

    (D) "Voting Stock" shall mean shares of the Company's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

                    MANAGEMENT AND CERTAIN SECURITY HOLDERS

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid by the Company for fiscal years 1998, 1997 and 1996 to the person acting as Chief Executive Officer at May 31, 1998, and the four other most highly compensated executive officers (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                              ANNUAL COMPENSATION                            SECURITIES
                                    ---------------------------------------  OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR       SALARY(1)      BONUS(1)     COMPENSATION      OPTIONS     COMPENSATION(2)
----------------------------------  ---------  -------------  -------------  -------------  -------------  ----------------
Barbakow .........................  1998       $   1,091,475  $   1,627,190   $    78,420(3)            0     $   77,404
  CEO and Chairman                  1997             992,250      1,262,947        64,950(3)      900,000         66,557
                                    1996             945,000      1,165,707        61,933(3)            0         58,747

Focht ............................  1998             700,000      1,014,505       192,241(4)            0         12,314
  President and COO                 1997             634,200        753,957       164,041(4)      450,000         39,795
                                    1996             604,000        696,849       101,188(4)            0         69,643

Fetter ...........................  1998             460,000        809,140        61,507(5)      130,000         31,256
  EVP and CFO                       1997             426,667        463,519        80,447(6)      120,000         24,498
                                    1996             222,115        475,636(7)    656,398(8)      247,600          4,914

Brown ............................  1998             387,550        540,396        52,801(9)       80,000         24,404
  General Counsel, SVP and          1997             337,000        328,747        84,754(9)       60,000         21,933
  Secretary                         1996             315,000        304,464              (10)      52,800         52,261

Mathiasen ........................  1998             386,400        543,484        55,561(11)      62,000         26,351
  SVP and CAO                       1997             368,000        355,812        73,058(11)      60,000         23,761
                                    1996             357,000        331,449              (10)      52,800         20,990

(1) Includes compensation deferred at the election of a named executive officer or as determined by the Compensation Committee of the Board of Directors in accordance with the Company's 1994 Annual Incentive Plan.

(2) The aggregate amounts set forth in All Other Compensation for 1998 include the following, the amounts for each of which are set forth in the table below: (i) matching Company contributions to Tenet's 401(k) Retirement Savings Plan, (ii) matching Company contributions to the Deferred Compensation Plan, which exists, in part, because the Internal Revenue Service limits the amount that may be deferred under Tenet's 401(k) Plan,
    (iii) certain amounts in respect of life insurance and disability insurance policies available under the Company's Supplemental Executive Retirement Plan ("SERP"), (iv) certain amounts in respect of joint life, second to die whole life insurance available under the Company's Directors Life Insurance Program, and (v) certain amounts in respect of a personal catastrophic liability insurance policy available to the named executive officers.

                                                       BARBAKOW      FOCHT     FETTER      BROWN     MATHIASEN
                                                      -----------  ---------  ---------  ---------  -----------
Tenet Retirement Savings Plan.......................   $   4,800   $   4,800  $   4,800  $   4,800   $   4,800
Deferred Compensation Plan..........................      61,920           0     22,183     15,670      17,374
Life and Disability Insurance Under SERP............      10,095       6,765      3,684      3,345       3,588
Directors Life Insurance Program....................           0         160          0          0           0
Personal Catastrophic Insurance.....................         589         589        589        589         589

(3) Total for 1998 includes $42,884, total for 1997 includes $57,982 and total for 1996 includes $55,710 of corporate-sponsored automobile use.

(4) Total for 1998 includes $144,952, total for 1997 includes $95,479 and total for 1996 includes $66,706 of travel-related benefits.

(5) Total for 1998 includes $16,923 of corporate-sponsored automobile use and $21,727 of travel-related benefits.

(6) Total for 1997 includes $27,659 of membership fees, organizational dues and related expenses reimbursed to Mr. Fetter during the year.

(7) A portion of this amount relates to a bonus paid to Mr. Fetter to induce him to join the Company.

(8) Total for 1996 includes $645,110 of relocation-related expenses reimbursed to Mr. Fetter by the Company pursuant to a relocation program made available to all corporate officers who relocated to the Company's new corporate headquarters.

(9) Totals for 1998 and 1997 each include $30,289 of relocation-related expenses reimbursed to Mr. Brown by the Company pursuant to a relocation program made available to all corporate officers who relocated to the Company's new corporate headquarters.

(10) No such compensation was paid other than perquisites, which have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

(11) Total for 1998 includes $34,327 and total for 1997 includes $27,004 of relocation-related expenses reimbursed to Mr. Mathiasen by the Company pursuant to a relocation program made available to all corporate officers who relocated to the Company's new corporate headquarters. Total for 1998 also includes $16,347 of corporate-sponsored automobile use.

OPTION GRANTS

    The following table sets forth information concerning options granted to the named executive officers in fiscal year 1998.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                            INDIVIDUAL GRANTS
                     -----------------------------------------------------------------------------------------------
                          NUMBER OF          % OF TOTAL
                         SECURITIES        OPTIONS GRANTED   EXERCISE
                         UNDERLYING         TO EMPLOYEES       PRICE                              GRANT DATE PRESENT
NAME                 OPTIONS GRANTED(#)        IN FY98       ($/SHARE)      EXPIRATION DATE            VALUE(3)
-------------------  -------------------  -----------------  ---------  ------------------------  ------------------
Barbakow...........               0(1)
Focht..............               0(1)
Fetter.............         130,000(2)              2.4%       33.0625  December 1, 2007            $    2,311,400
Brown..............          80,000(2)              1.4%       33.0625  December 1, 2007            $    1,422,400
Mathiasen..........          62,000(2)              1.1%       33.0625  December 1, 2007            $    1,102,360

------------------------

(1)  No options were granted to Messrs. Barbakow and Focht in fiscal 1998.

(2) The options are exercisable at a price equal to the closing price of the Company's common stock on the date of grant, vest in three equal annual installments beginning December 2, 1998, and expire 10 years from the date of grant.

(3) The Grant Date Present Value of the options granted to the named executive officers during fiscal 1998 was derived using standard Black-Scholes stock option valuation models. The assumptions used to calculate these values were as follows:

                                                                         GRANT DATE/EXPIRATION
                                                                                 DATE
                                                                            12-2-97/12-1-07
                                                                       -------------------------
Expected Volatility..................................................              32.34%
Risk Free Rate of Return.............................................               5.89%
Dividend Yield.......................................................                  0%
Time of Exercise (Years From Date of Grant)..........................                  9

   The Expected Volatility is derived using quarterly data drawn from the five years preceding the date of grant. The Risk Free Rate of Return is the approximate yield on 7- and 10-year United States Treasury Bonds on the date of grant. The Dividend Yield is equal to zero. The Time of Exercise is an estimate of the number of years the option will be held before it is exercised. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

   The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's options granted to its executive officers. The value ultimately realized, if any, will depend on the amount by which the market price of the Company's common stock on the date of exercise exceeds the exercise price.

OPTION EXERCISES

    The following table sets forth information concerning options exercised by each of the named executive officers in fiscal year 1998 and unexercised options held by each of them as of May 31, 1998.

         OPTION EXERCISES IN FISCAL YEAR 1998 AND YEAR-END VALUE TABLE

                                                                                              VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED              IN-THE-MONEY
                                    SHARES                       OPTIONS AT 5/31/98          OPTIONS AT 5/31/98(1)
                                  ACQUIRED ON      VALUE     --------------------------  ------------------------------
NAME                              EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-------------------------------  -------------  -----------  -----------  -------------  --------------  --------------
Barbakow.......................           0               0    2,598,000       900,000   $   63,853,250  $   12,037,500
Focht..........................           0               0      825,976       450,000       16,724,481       6,018,750
Fetter.........................           0               0      205,066       292,534        3,239,890       2,486,837
Brown..........................      41,000(2)      812,094       63,034       137,600          867,694         813,602
Mathiasen......................     113,500       2,295,188      185,700       119,600        3,026,607         778,727

--------------------------

(1) Based on the $35.00 per share closing price of the Company's common stock on May 29, 1998, the last business day of the fiscal year.

(2) Mr. Brown exercised options for 41,000 shares and continues to hold 7,000 of the shares acquired upon the exercise of the options.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The SERP provides executive officers and certain other management employees with supplemental deferred benefits in the form of retirement payments for life.

    At retirement, the monthly benefit paid to participants will be a product of four factors: (i) the participant's highest average monthly earnings for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service to the Company to a maximum of 20 years (participants will receive a percentage credit for years of service prior to enrollment in the plan which increases gradually from 25 percent upon becoming a participant to 100 percent at the beginning of the sixth year following enrollment); (iii) a vesting factor; and (iv) a percentage factor not to exceed 2.7% reduced to reflect the projected benefit from other Company retirement plans available to a participant and from Social Security. The monthly benefit is reduced in the event of early retirement or termination of employment with the Company. The first day on which unreduced retirement benefits are available is age 62. In the event of the death of a participant, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life (or to the participant's children until the age of 21 if the participant dies without a spouse). The SERP was amended in fiscal year 1994 to provide for lump sum distributions in certain circumstances and subject to certain limitations.

    For participants who were not actively at work as regular, full-time employees on or after February 1, 1997, "Earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and non-cash compensation. In fiscal year 1997, the SERP was amended to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997, "Earnings" means the participant's base salary and annual cash bonus excluding automobile and other allowances and other cash and non-cash compensation.

    The SERP also was amended in fiscal 1997 to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997: (i) the reduction for early retirement (retirement before age 65) for benefits received prior to age 62 was reduced from 5.04% to 3.0% per year and the maximum yearly reduction was reduced from 35.28% to 21%; (ii) the offset factor for the projected benefits from other Company benefit plans will be applied only to the base salary component of Earnings and (iii) the annual 8% cap on increases in Earnings that had been in effect was eliminated.

    In the event of a "Change of Control" (as defined below) of the Company, participants will be deemed fully vested in the SERP for all years of service to the Company without regard to actual years of service and will be entitled to the normal retirement benefits (as defined in the SERP) without reduction on or after age 60. In addition, if a participant is a regular, full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and voluntarily terminates his employment following the occurrence of certain events discussed below, or is terminated without cause, within two years of a Change of Control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction on or after age 60 or benefits at age 50 with reduction for each year of receipt of benefit prior to age 60. In addition, the "Earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude any cash bonus paid under the Company's LTIP and other cash and non-cash compensation. Furthermore, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company would be waived. The occurrence of any of the following events within two years of a Change of Control causes the additional payments discussed above to become payable if a participant voluntarily terminates his or her employment following: (1) a material downward change in the participant's position, (2)(A) a reduction in the participant's annual base salary, (B) a material reduction in the participant's annual incentive plan award other than for financial performance as it broadly applies to all similarly situated executives in the same plan, or (C) a material reduction in the participant's retirement or supplemental retirement benefits that does not broadly apply to all executives in the same plan, or (3) the transfer of the participant's office to a location that is more than 50 miles from his or her current principal office. Finally, the SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), when added to (y) the present value of all other payments (other than payments that are made pursuant to the SERP) that are payable to a participant and are contingent upon a Change of Control, exceed an amount equal to 299% of the participant's "base amount" as that term is defined in Section 280G of the Code.

    A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of 20% or more of the Company's common stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board and individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board.

    In 1994, the Company established a trust (the "SERP Trust") for the purpose of securing the Company's obligation to make distributions under the SERP. The SERP Trust is a "rabbi trust" and was initially funded with 1,000,000 shares of the Company's common stock. In fiscal 1997, an additional 1,500,000 shares of the Company's common stock were contributed to the SERP Trust. The SERP Trust will make payments required to be made to SERP participants and their beneficiaries under the SERP in the event that the Company fails to make such payments for any reason other than the insolvency of the Company. In the event of the insolvency of the Company, the assets of the SERP Trust will be subject to the claims of general creditors of the Company. In the event of a Change of Control of the Company, the Company is required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant and/or beneficiary of the SERP, on a pre-tax basis, the benefits to which the participant or the beneficiary would be entitled pursuant to the terms of the SERP as of the date on which the Change of Control occurred.

    The following table presents the estimated maximum annual retirement benefits payable on a straight-life annuity basis to participating executives under the SERP in the earnings and years of service classifications indicated. The benefits listed are subject to reduction for projected benefits from the 401(K) Plan, the related Deferred Compensation Plan and Social Security. The effect of these reductions is not included in the table.

                               PENSION PLAN TABLE
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                                        ESTIMATED ANNUAL RETIREMENT BENEFIT
                                                          FOR YEARS OF SERVICE INDICATED
                                             ---------------------------------------------------------
REMUNERATION                                  5 YEARS    10 YEARS    15 YEARS   20 YEARS   25 YEARS(1)
-------------------------------------------  ---------  -----------  ---------  ---------  -----------
$ 100,000..................................  $  13,500   $  27,000   $  40,500  $  54,000   $  54,000
  300,000..................................     40,500      81,000     121,500    162,000     162,000
  500,000..................................     67,500     135,000     202,500    270,000     270,000
  700,000..................................     94,500     189,000     283,500    378,000     378,000
  900,000..................................    121,500     243,000     364,500    486,000     486,000
 1,100,000.................................    148,500     297,000     445,500    594,000     594,000
 1,300,000.................................    175,500     351,000     526,500    702,000     702,000
 1,500,000.................................    202,500     405,000     607,500    810,000     810,000
 1,700,000.................................    229,500     459,000     688,500    918,000     918,000
 1,900,000.................................    256,500     513,000     769,500  1,026,000   1,026,000
 2,100,000.................................    283,500     567,000     850,500  1,134,000   1,134,000
 2,300,000.................................    310,500     621,000     931,500  1,242,000   1,242,000
 2,500,000.................................    337,500     675,000   1,012,500  1,350,000   1,350,000
 2,700,000.................................    364,500     729,000   1,093,500  1,458,000   1,458,000
 2,900,000.................................    391,500     783,000   1,174,500  1,566,000   1,566,000
 3,100,000.................................    418,500     837,000   1,255,500  1,674,000   1,674,000
 3,300,000.................................    445,500     891,000   1,336,500  1,782,000   1,782,000

------------------------

(1) The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

    As of May 31, 1998, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Barbakow, 5.00 years; Mr. Focht, 20.00 years; Mr. Fetter, 2.60 years; Mr. Mathiasen, 12.65 years, and Mr. Brown, 16.72 years. In fiscal year 1997, the Company determined that Mr. Barbakow's credited years of service under the SERP would be enhanced commencing in June 1998 so that he will receive credit for two years of service for each year as Chief Executive Officer of the Company up to a maximum of six additional years of service.

    The Company purchased insurance policies on the life of certain current and past participants in the SERP, the purpose of which was to reimburse the Company, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants' retirement (assuming that its original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant. Both of these benefits are fully insured.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

COMPENSATION POLICIES

    The Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board is responsible for establishing and interpreting the Company's compensation policies and making compensation decisions. The Compensation Committee is composed entirely of non-employee directors. The Compensation Committee considers a director to be a non-employee director if the director (a) has not been employed by the Company in an executive capacity during the five years prior to appointment to the Compensation Committee, (b) is not employed by a significant customer or supplier, (c) is not employed by a charitable organization that receives significant contributions from the Company, (d) is not related to any executive, (e) does not have a personal service contract with the Company, (f) is not a member of a company that is one of the Company's significant advisors or consultants, and (g) does not have a business relationship required to be disclosed under "Related Party Transactions" in the Company's Proxy Statement.

    As the need arises, the Compensation Committee has retained nationally-recognized compensation consulting firms that assist the Compensation Committee in formulating its compensation policies, applying those policies to the compensation of the Company's executives and advising the Compensation Committee as to the form and reasonableness of compensation paid to executives. For purposes of this Report, the term "executives" refers to the executive officers of the Company.

    The Company's compensation policies balance the need for executive compensation to reflect the Company's current financial results with the Company's need to attract, motivate and retain qualified executives who can maximize long-term shareholder returns in the rapidly-changing healthcare industry. In fiscal year 1998, over 78% of the total compensation opportunities (which includes base salary, annual incentive opportunities and the estimated value of stock option and any other long-term incentive awards) for the named executive officers as a group were "at risk" based on the (i) price of the Company's common stock, (ii) Company meeting its financial and quality-of-service goals, (iii) executives meeting pre-established corporate and/or individual objectives, (iv) growth in the Company's operating income, discussed below, and (v) growth in the Company's economic value added, discussed below.

    The Compensation Committee recognizes that a variety of circumstances may influence the performance of an individual or the Company at any given time. Accordingly, the Compensation Committee is prepared to use its judgment to make discretionary awards or adjustments to plans when it believes that doing so would serve the long-term interests of the Company's shareholders.

BASE SALARY AND ANNUAL INCENTIVE PLAN

    The Compensation Committee believes that the Company's executives should be rewarded in the short-term for their contributions to the Company's attaining annual financial and quality-of-service goals and their attaining annual corporate and/or individual objectives. When setting the level of annual total cash compensation and total compensation opportunities available to the Company's executives for fiscal year 1998, the Compensation Committee compared such opportunities primarily with the total cash compensation and total compensation opportunities made available to executives, according to the then most-recently available information, by the Company's peer companies (which are the companies included in the S&P Health Care Composite Index referred to in the Common Stock Performance Graph below) and by other similarly-sized companies generally, taking into account their relative sizes based on revenues. The Compensation Committee makes such comparison with those companies because it believes that it is with those companies that the Company must compete for qualified and experienced executives.

    In determining an individual executive's actual base salary, including that of Mr. Barbakow, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to the Company's success, the executive's additional responsibilities arising from the growth of the Company, the executive's expected future contributions, how long the executive has held the current position, the executive's vulnerability to recruitment by other companies, the executive's expected future position, the executive's salary relative to other executives' salaries and expected increases in base salaries at the Company's peer companies and other similarly sized companies generally.

    Under the Company's 1997 Annual Incentive Plan (the "AIP"), an executive is rewarded with a cash award based on the extent to which (a) the Company meets its pre-established financial goal, the measure of which in fiscal year 1998 was the Company's diluted earnings per share from continuing operations for the fiscal year (excluding the effects of acquisitions and divestitures not contemplated when the goal was set) ("Diluted EPS"), (b) the Company achieves its quality-of-service and-care goals (measured in fiscal year 1998 by patient satisfaction at the Company's hospitals, by patient outcomes at the Company's rehabilitation facilities and by quality management audits at the Company's psychiatric facilities), (c) the executive meets pre-established corporate and/or individual performance goals, if any, (d) the Company achieves growth in operating income, and (e) the Company achieves growth in economic value added ("EVA"). (EVA is a registered trademark of Stern Stewart & Co.)

    The component of each executive's AIP award based on growth in operating income is calculated by multiplying (i) the amount by which the Company's operating income for the fiscal year exceeds the previous fiscal year's operating income by (ii) a percentage for such executive established in advance by the Compensation Committee. In general terms, EVA is the difference between the return on total capital invested in a business or project and the cost of such capital invested. EVA is a measure of how efficiently the Company's capital is being utilized. The component of each executive's AIP award based on growth in EVA is calculated as (i) the quotient of (A) the actual growth in the Company's EVA during the fiscal year divided by (B) a pre-established target for growth in the Company's EVA multiplied by (ii) the executive's EVA target award.

    While the rest of the AIP award is paid immediately following the end of the fiscal year in which earned, the portion based on growth in operating income and growth in EVA (collectively referred to as the "Growth Awards") is paid two-thirds following the end of the fiscal year in which earned, with the remainder paid following the ends of the next two fiscal years, provided pre-established return on equity thresholds are met. The portion of the award that is deferred will accrue interest at a floating rate equal to one percent below the prime rate. Each executive's individual performance goals, if any, are set jointly by the executive and the executive's supervisor. Individual performance goals related to the AIP, if any, for the Chief Executive Officer are approved by the Compensation Committee. Individual performance goals relate to an executive's business objectives.

    The weight given to each of the foregoing factors, the percentage multiplier in the case of the portion of the award based on growth in operating income, the target for growth in EVA and the executive's target EVA award in the case of the portion of the award based on growth in EVA and the amount of the AIP award are approved annually by the Compensation Committee. Each of the foregoing may vary for each executive based on decision-making authority and ability to affect financial performance. No AIP award may be paid to an executive except at the discretion of the Compensation Committee if the Company fails to meet the threshold (which for fiscal year 1998 was based on return on equity) set in advance by the Compensation Committee. The Compensation Committee has the authority to pay discretionary awards.

    When the Company's financial performance or quality-of-service exceeds target levels and/ or an executive's individual performance goals are exceeded, the executive is rewarded with a larger-than-targeted cash award for the portion of the AIP other than the Growth Awards. When the Company's financial performance or quality-of-service is below target levels (but above the pre-established threshold) and/or an executive's individual performance goals are not met, annual incentive awards for the portion of the AIP other than the Growth Awards are paid at less-than-targeted levels. The portion of each executive's AIP award based on growth in operating income will depend upon the extent to which the Company's operating income for a given fiscal year exceeds its operating income for the previous fiscal year. The portion of each executive's AIP award based on growth in EVA will depend upon the extent to which the Company's EVA for a given fiscal year exceeds the targeted growth in the Company's EVA for the fiscal year.

    The Compensation Committee met in May 1997 and considered (1) Mr. Barbakow's performance in fiscal year 1997, (2) the challenges facing the Company in fiscal year 1998 and (3) the total compensation opportunities made available to the chief executive officers of the Company's peer companies and other companies generally, taking into account their relative sizes based on revenues. After evaluating those factors the Compensation Committee set Mr. Barbakow's salary for fiscal year 1998 at $1,091,475. The Compensation Committee also determined at that time (a) that the factors to be used in determining the non-Growth Award portion of Mr. Barbakow's fiscal year 1998 AIP award would be
(i) Diluted EPS, and (ii) quality-of-service (measured in fiscal year 1998 by patient satisfaction at the Company's hospitals, by patient outcomes at the Company's rehabilitation facilities and by quality management audits at the Company's psychiatric facilities), (b) the weight to be given to each of the factors, (c) the fiscal year 1998 target award for the non-Growth Award portion of Mr. Barbakow's AIP award and (d) that the non-Growth Award portion of Mr. Barbakow's fiscal year 1998 AIP award would be payable only if the Company were to meet a threshold return on equity. In August 1997, the Compensation Committee met and determined (A) the percentage multiplier for the portion of the fiscal year 1998 AIP award based on growth in operating income and (B) set the target for growth in the Company's EVA and Mr. Barbakow's target award for the portion of the fiscal year 1998 AIP award based on growth in EVA. For fiscal year 1998, the Compensation Committee established a base salary and target annual incentive structure generally designed to position total cash compensation opportunities for Mr. Barbakow in the third quartile of total cash compensation opportunities provided by other companies generally, taking into account their relative sizes based on revenues, and the Company's peer companies, to their chief executive officers.

    In July 1998, the Compensation Committee reviewed the Company's performance in light of the pre-established AIP targets. The Committee determined that the pre-established return on equity threshold had been met, and calculated Mr. Barbakow's fiscal year 1998 award under the AIP as $1,627,190 based on the extent to which the AIP targets had been met or exceeded, on the extent to which operating income for fiscal year 1998 exceeded operating income for fiscal year 1997 and on the extent by which actual EVA growth exceeded the pre-established target for EVA growth. As a result of the Company's above-target financial performance in fiscal year 1998, Mr. Barbakow's AIP award was above his target level. Total cash compensation paid to Mr. Barbakow for fiscal year 1998 was around the 75th percentile of total cash compensation provided by the Company's peer companies and other companies generally to their chief executive officers.

STOCK INCENTIVE PLAN

    The Compensation Committee's objective for long-term compensation is to provide the Company's executives with an interest in common with that of the shareholders and an incentive to enhance the Company's long-term financial performance, and thus shareholder value. The Compensation Committee's policy with respect to long-term compensation awards in fiscal year 1998 was to consider the practices of its peer companies and other companies generally in setting the target award levels because: (1) the Company must compete with other companies in all industries in order to attract and retain qualified and motivated executives who will work to maximize long-term shareholder value and
(2) shareholders consider investing not only in other health care companies but also other companies generally when evaluating where best to invest their capital, requiring the Compensation Committee to create incentives for the executives to cause the Company's common stock to be competitive with that of other companies generally rather than only with the stock of the peer companies. The Compensation Committee believes that long-term compensation opportunities for Mr. Barbakow generally should be in the upper third of such opportunities available at those other companies.

    In fiscal year 1998, the Compensation Committee implemented its long-term compensation policy by granting awards under the Company's 1991 and 1995 Stock Incentive Plans (collectively, the "SIP"), which provide longer-term compensation opportunities linked directly to the Company's common stock price. Stock-based incentive awards are granted to executives under the SIP in order to provide them with an interest in common with that of the shareholders and an incentive to enhance the Company's long-term financial performance, and thus, shareholder value. During fiscal year 1998, no stock options were granted to Messrs. Barbakow or Focht, since they had received multiple-year grants in fiscal 1997, but the Company's named executive officers as a group were granted non-qualified options for 272,000 shares of Tenet common stock.

    In weighing the type and amount of SIP award that is appropriate for a given executive, including awards to Mr. Barbakow, the Compensation Committee may consider such factors as that executive's total compensation, expected future contributions to the Company, current ownership of the Company's common stock and derivative securities, awards previously made, the likelihood of being hired away and ability to influence future financial performance. The Compensation Committee also may consider the performance of the Company's common stock price and whether the healthcare industry in general is experiencing growth or is in a less favorable place in its business cycle. When the Company's common stock price appreciates, shareholder value is enhanced, and the benefits to the executives will appreciate commensurately. When this is not true, the executives will recognize lower gains or, in the case of certain types of awards such as options, no gains at all.

    It is the Compensation Committee's current practice to rely primarily on the grant of options to provide long-term incentives to the executives. The exercise price of options granted to the executives under the SIP normally will not be less than 100% of the fair market value of the Company's common stock on the date such option is granted. Options normally will vest no sooner than ratably over three years and normally will not be exercisable for at least one year after being granted. Options generally will be exercisable during a term of not more than ten years from the date of grant.

POLICY REGARDING ONE MILLION DOLLAR TAX DEDUCTION CAP

    The Internal Revenue Code generally provides that compensation in excess of $1,000,000 paid to "covered employees" as defined in Section 162(m) of the Code (the "Covered Employees") will not be deductible, unless such compensation is paid according to pre-established performance criteria approved in advance by the shareholders. The Company and Mr. Barbakow entered into a Deferred Compensation Agreement, dated as of May 31, 1997, pursuant to which they agreed that the portion of Mr. Barbakow's salary in any year that would not be deductible by the Company under Section 162(m) of the Code will be deferred. Amounts deferred are unsecured and bear interest at one point less than the Prime Rate.

    Awards of options granted to date at fair market value under the Company's SIP and the proceeds thereof have not been subject to the $1,000,000 cap. In fiscal year 1994, the Company adopted an annual incentive plan, which was replaced in 1997 by the AIP, and in fiscal year 1995 the Company adopted the 1995 Stock Incentive Plan (the "1995 SIP") in order to ensure that future awards will continue to be deductible in light of Section 162(m) of the Code.

    The Compensation Committee believes that the AIP and the 1995 SIP permit the Company to pay or make an award to a Covered Employee and deduct the compensation in excess of $1,000,000 from its federal income taxes in accordance with Section 162(m) of the Code. It is the intent of the Compensation Committee that the AIP, the 1995 SIP and certain awards thereunder satisfy, in the case of participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m). The amount available for awards under the AIP in any year shall be determined by the Compensation Committee.

    It is the Compensation Committee's policy to administer executive compensation such that compensation is a deductible expense as defined above, except where, in its judgment, the interests of the Company and its shareholders are better served by a different approach. A participant who is or may be a Covered Employee may receive an award under the AIP or the 1995 SIP or other compensation that does not qualify as a Code Section 162(m) Award (as defined in the AIP), in which case such award or other compensation may result in compensation that is not deductible by the Company for federal income tax purposes.

SUMMARY

    The Compensation Committee is committed to attracting, motivating and retaining executives who will help the Company meet the increasing challenges of the healthcare industry. The Compensation Committee recognizes its responsibility to the Company's shareholders and intends to continue to establish and implement compensation policies that are consistent with competitive practice, are based on the Company's and the executives' performance and permit the Company to attract, motivate and retain executives who will lead the Company in providing quality healthcare to its patients, competitive returns for its shareholders and challenging employment opportunities for its employees.

    This Report has been provided by the Compensation and Stock Option Committee of the Board of Directors of the Company.

Bernice Bratter (Chair)
Maurice J. DeWald
Hon. Lester B. Korn

                         COMMON STOCK PERFORMANCE GRAPH

    The following graph shows the cumulative, five-year total return for Tenet's common stock compared with the Standard & Poor's 500 Stock Index (which includes Tenet) and the Standard & Poor's Health Care Composite Index (a group of 30 companies, including Tenet).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
TENET HEALTHCARE CORPORATION, S&P 500 INDEX AND S&P HEALTH CARE COMPOSITE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             TENET     S&P 500      S&P HEALTH CARE
May-93       $100.00     $100.00              $100.00
May-94       $174.16     $103.36               $98.61
May-95       $176.81     $124.22              $133.98
May-96       $228.65     $159.55              $191.07
May-97       $292.65     $206.60              $261.95
May-98       $372.71     $270.18              $367.57

    Performance data assumes that $100.00 was invested on June 1, 1993, in Tenet common stock and the two Standard & Poor's indices. The data assumes the reinvestment of all cash dividends, and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

                             EMPLOYMENT AGREEMENTS

MR. BARBAKOW

    Mr. Barbakow was elected President and Chief Executive Officer of the Company on June 1, 1993. On July 28, 1993, Mr. Barbakow was elected Chairman of the Board and relinquished the position of President to Michael H. Focht, Sr., who was elected President. Mr. Barbakow does not have a formal employment agreement, but the terms of his initial employment are set forth in letters dated May 26 and June 1, 1993, and a memorandum dated June 14, 1993 (the "1993 Correspondence"). The 1993 Correspondence set an initial base salary and provides that he will be entitled to participate in the Company's AIP, Long Term Incentive Plan (which no longer is in effect), pension and other benefit plans. In addition, he will receive the same type of fringe benefits and perquisites that are provided to other executive officers. A special-purpose committee of the Board retained a nationally-recognized compensation consulting firm to assist it in negotiating the terms of Mr. Barbakow's initial employment and received an opinion from that firm stating that the terms of his employment were fair and reasonable.

    The Company and Mr. Barbakow entered into a Deferred Compensation Agreement, dated as of May 31, 1997, pursuant to which they agreed that the portion of Mr. Barbakow's salary in any year that would not be deductible by the Company under
Section 162(m) of the Code will be deferred. Amounts deferred are unsecured and bear interest at one point less than the Prime Rate.

1996 MEMORANDA OF UNDERSTANDING

    In connection with a proposed June 1, 1996, grant of options to them, on May 21, 1996, each of Mr. Barbakow and Mr. Focht sent a Memorandum of Understanding (each a "Memorandum of Understanding") to the Company. Each confirmed in his Memorandum of Understanding his intent to continue in his current position with the Company for a period of not less than two (2) years.

    On June 1, 1996, Mr. Barbakow received a grant of non-qualified options for 900,000 shares and Mr. Focht received a grant of non-qualified options for 450,000 shares of Tenet common stock (collectively, the "1996 Options") under the 1995 SIP. Each of the 1996 Options has an exercise price of $21.625, which was the closing price of Tenet common stock on the first business day after the grant date (which was not a business day), and a term of ten years. Although options under the 1995 SIP typically vest in equal portions over three years from the date of grant, the first two-thirds of the 1996 Options vested on the second anniversary of the grant date, with the remaining one-third vesting on the third anniversary of the grant date.

    Upon the occurrence of a "Change of Control" of the Company, vesting of the 1996 Options may be accelerated. Under the 1995 SIP, a "Change of Control" has the same meaning as it has under the Directors Stock Option Plan discussed on pages 10-11 above.

SEVERANCE PROTECTION PLAN FOR EXECUTIVE OFFICERS

    In order to strengthen the Company's ability to attract, motivate and retain employees of training, experience and ability in light of the continuing consolidation within the healthcare industry, the Company adopted a Severance Protection Plan (the "Plan"), in which each of the named executive officers is a Participant (as defined below). Under the terms of the Plan, upon the occurrence of a Change of Control (as defined below) of the Company, all then unvested stock options held by each Participant (as defined below) in the Plan will become vested as of the date of such Change of Control. In addition, if a Participant is terminated for other than Cause (as defined below) or the Participant terminates for Good Reason (as defined below) within two years of the date of the occurrence of a Change of Control, the Participant will be entitled to a lump-sum payment equal to two times the sum of the Participant's then-current base salary plus the Participant's target award for the then-current fiscal year under the Company's Annual Incentive Plan ("AIP"); provided that such payment shall be less any salary continuation amounts payable under any other severance agreement or severance policy of the Company. The Participant also will receive an additional pro-rated award (the "Pro-Rata Bonus") under the AIP for the then-current fiscal year calculated by multiplying
(x) the number of months including partial months elapsed for that fiscal year divided by 12 by (y) an amount equal to not less than the Participant's target award for the then-current fiscal year. Furthermore, the Participant will be permitted to continue to receive benefits under the Company's (or its successor's) health care plan until the Participant reaches age 65 or is employed by another employer offering health care coverage to the Participant for the same cost to the Participant as the Participant was paying while employed by the Company (subject to adjustment based on the consumer price index).

    The total payments that are deemed to be contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Code, when added to the present value of all other payments that are payable to the Participant and are contingent upon a Change of Control, may not exceed an amount equal to two hundred and ninety-nine percent (299%) of the Participant's "base amount" as that term is defined in Section 280G of the Code and applicable regulations. The Pro Rata Bonus is not subject to this limit. Participants also are entitled to reimbursement for reasonable legal fees, if any, necessary to enforce payment of benefits under the Plan.

    For purposes of the Plan, the following terms have the following meanings:

    (A) A "Participant" is any individual designated as a participant in the Plan by the Compensation and Stock Option Committee of the Board of Directors of the Company.

    (B) "Cause" shall mean the willful, substantial, continued and unjustified refusal of the Participant to perform the duties of his or her office to the extent of his or her ability to do so; any conduct on the part of the Participant which constitutes a breach of any statutory or common law duty of loyalty to the Company; or any illegal or publicly immoral act by the Participant which materially and adversely affects the business of the Company.

    (C) A "Change in Control" of the Company shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner directly or indirectly of securities of the Company representing 20% or more of the combined Voting Stock of the Company or; (ii) individuals who, as of April 1, 1994, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (a) any individual who becomes a director of the Company subsequent to April 1, 1994, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (b) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

    (D) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

    (E) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, together with all Affiliates and Associates of such Person, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan.

    (F) "Voting Stock" with respect to a corporation shall mean shares of that corporation's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

    (G) A voluntary termination for "Good Reason" shall mean a voluntary termination following: (i) material downward change in the functions, duties, or responsibilities which reduce the rank or position of the Participant; (ii) a reduction in the Participant's annual base salary; (iii) a material reduction in the Participant's annual incentive plan award other than for financial performance as it broadly applies to all similarly situated Participants in the same plan; (iv) a material reduction in the Participant's retirement or supplemental retirement benefits that does not broadly apply to all Participants in the same plan; or (v) transfer of the Participant's office to a location that is more than fifty (50) miles from the Participant's current principal office location.

RELOCATION SEVERANCE AGREEMENTS

    In order to induce them to remain with the Company and relocate in connection with the relocation of the Company's corporate headquarters, Messrs. Brown, Fetter and Mathiasen are entitled to certain benefits under an agreement related to the fiscal year 1996 relocation of the Company's headquarters. If any of those employees' employment is involuntarily terminated other than for "cause" (as defined below), (i) he will receive 24 months of salary and benefits continuation along with re-employment assistance, (ii) any stock options that have been granted to him and have vested prior to such termination or during any period of salary continuation will continue to be exercisable up until ninety
(90) days after the end of the salary continuation period, unless by their terms the options expire sooner, (iii) he may elect to have the Company move him back to the location of his residence prior to his having relocated, and (iv) if he elects to move back, the Company will assist with the sale of his new home. If any of Messrs. Brown, Fetter or Mathiasen is involuntarily terminated as a result of a Change of Control (as defined in the Severance Protection Plan discussed above) of the Company, he will not be eligible for the 24 months of salary and benefits continuation discussed under item (i) above to the extent that he receives a lump-sum payment under the Severance Protection Plan discussed above. No termination benefits will be payable to Mr. Brown, Fetter or Mathiasen if he voluntarily terminates his employment or his employment is terminated for cause.

    As used in the relocation agreement, the term "cause" includes, but is not limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform his duties in any material respect, violation of law (except traffic violations or similar minor infractions), material violation of Tenet's human resources or other policies, or any material breach of the agreement; provided, however, that a failure to achieve or meet business objectives as defined by the Company shall not be considered "cause" so long as the employee has devoted his best and good faith efforts and full attention to the achievement of those business objectives.

                      SHARES OWNED BY CERTAIN SHAREHOLDERS

    As shown in the table below, as of June 30, 1998, Oppenheimer Capital was the beneficial owner of 10.1% of the Company's common stock, and FMR Corp. was the beneficial owner of 9.8% of the Company's common stock. No other person is known by the Company to beneficially own more than 5% of its outstanding common stock.

                                       AMOUNT AND NATURE OF
NAME AND ADDRESS                       BENEFICIAL OWNERSHIP           PERCENT OF CLASS
-----------------------------  -------------------------------------  -----------------
Oppenheimer Capital                  31,284,206 shares held directly           10.1%
200 Liberty Street
New York, NY 10281

FMR Corp.                            30,316,776 shares held directly            9.8%
82 Devonshire Street
Boston, MA 02109

2. SHAREHOLDER PROPOSAL REQUIRING ADDITIONAL YEAR 2000 DISCLOSURES

SHAREHOLDER PROPOSAL

    Mr. Dean V. Shahinian, 8909 Captains Row, Alexandria, Virginia 22308, beneficial owner of 171 shares of Tenet common stock, has proposed the adoption of the following resolution:

    The shareholders ask the Board of Directors to inform the shareholders in reports on the status of Tenet Healthcare's computer system preparedness for the Year 2000, i.e. preparing its computer systems to operate without flaw beginning on January 1, 2000, by providing the information described below:

    1. A description of the progress of Tenet in completing five phases of Year 2000 remediation: (A) Awareness, (B) Assessment, (C) Renovation, (D) Validation and (E) Implementation-- the description would include a timetable of the progress on the Year 2000 problem;

    2. The cost that Tenet incurred in connection with the remediation efforts to date and an estimate of additional costs it expects to incur in connection with future remediation efforts;

    3. Information about any insurance it has to cover specific Year 2000 computer systems problems or the defense of legal actions against the company or its officers and directors arising from Year 2000 problems; and

    4. Information about contingency plans developed to ensure continuous operation of the company's essential business functions in the event of Year 2000 problems in the computer systems of Tenet or its vendors, suppliers, customers, or business affiliates.

    Shareholders request that Tenet provide this information in a report sent within four months of the meeting, if possible.

SUPPORTING STATEMENT

    The "Year 2000 Problem" has drawn international attention from business executives, legislators, regulators, journalists and others. Many regional, national and international conferences discuss the Year 2000 problem and solutions; the U.S. President has appointed a Year 2000 commission; many articles have appeared in Fortune, Money, Forbes, Newsweek, and other periodicals discussing its broad scope and serious consequences and legislators have held hearings and proposed bills to require enhanced corporate disclosures about the Year 2000 problem.

    The Problem stems from computer software programs that use a two-digit field (e.g., "98") instead of a four-digit field (e.g., "1998") for the year. At present, many computer systems are not prepared to operate successfully after January 1, 2000. Experts say that upgrading the computer software is the single largest information technology project undertaken in history.

    On January 1, 2000, computer systems that do not recognize the proper year may fail. The potential damage from the failure of part of a healthcare company's computer systems may have large and far reaching effects. A failure could damage the company's financial results and reputation and jeopardize patient records and treatment, all of which would impact the interests of shareholders. Additional damage could result from the failure of the computers of a company's suppliers or customers.

    The shareholders, in the Proposal above, request that Tenet Healthcare Corporation report on its progress in the important effort of assessment and preparing its computer systems to operate properly after January 1, 2000. Although the company may make limited types of Year 2000 disclosures pursuant to the federal securities laws, shareholders support this proposal because they want to receive all of the significant information specified above provided on a frequent basis.

STATEMENT OF BOARD IN OPPOSITION TO SHAREHOLDER PROPOSAL

    The Company's Board of Directors is fully aware of the Year 2000 issue and has instructed the Company's management to take appropriate steps to address the issue. The Company has created a Year 2000 Steering Committee made up of representatives from the Company's Information Systems, Accounting, Financial Reporting, Risk Management and Legal Departments as well as from each of its operations divisions. The Company's Chief Information Officer has reported and will continue to report to the Audit Committee of the Board of Directors concerning the Company's efforts to address the Year 2000 issue. The Audit Committee in turn has made and will continue to make reports to the full Board of Directors.

    The Board agrees with Mr. Shahinian that the Year 2000 issue must be taken seriously. Nevertheless, the Board opposes Mr. Shahinian's proposal for several reasons.

    First, the Company already is required to make and is making disclosure concerning the Year 2000 issue. The Divisions of Corporate Finance and Investment Management of the Securities and Exchange Commission ("SEC") have issued guidance concerning the nature and extent of disclosure required with respect to Year 2000-related costs, problems and uncertainties. The Company believes it has complied with its disclosure obligations as evidenced by the following disclosure concerning the Year 2000 issue that appears in its Annual Report on Form 10-K for its fiscal year ended 1998 and in its Management's Discussion and Analysis of Financial Condition and Results of Operations in its Annual Report to Shareholders.

THE YEAR 2000 ISSUE

    Many existing computer systems and programs process transactions using a two-digit rather than a four-digit code for the year of a transaction. Unless they have been or are modified, a significant number of those computer systems and programs may process a transaction with a date of 2000 as the year "00", which could cause the system or program to fail or create erroneous results before, on or after January 1, 2000. The Company has initiated a six-phase program in order to assess the effect of this problem (the "Year 2000 Issue") on the Company's computer systems and programs, including the embedded systems that control certain medical and other equipment, and address the Year 2000 Issues that are discovered. In addition, as part of the program the Company is contacting its principal suppliers, other vendors and payors to assess whether their Year 2000 Issues, if any, will affect the Company.

    The Company's financial and general ledger systems already are substantially Year-2000 compliant. Furthermore, changes to the Company's payroll and patient accounting systems are underway, testing of those changes is expected to be substantially completed by the end of fiscal 1999 and implementation of those changes is expected to be completed during the fall of calendar 1999. The cost to bring these systems into Year 2000 compliance has not been and is not expected to be material.

    The first phase of the program, conducting an inventory of what systems and programs may be affected by the Year 2000 Issue, has been substantially completed. The second phase, assessment of how the Year 2000 Issues may affect each piece of equipment and system, has begun and is expected to be substantially completed by the second quarter of fiscal 1999. The third phase involves planning how to correct any Year 2000 Issues that are discovered and is expected to be substantially completed by the third quarter of fiscal 1999. The fourth phase will entail executing the plans developed during the third phase and correcting the Year 2000 Issues. During the fifth phase the Company will test the corrections made during the fourth phase to make sure that the Year 2000 Issues have been properly corrected. The sixth phase will involve implementing the corrections of the Year 2000 Issues across all of the Company's systems and programs. Different systems and programs will be subject to the fourth and fifth phases of the program concurrently through the end of fiscal 1999, by which time those phases are expected to be substantially completed. The sixth phase of the program is expected to run through the fall of calendar 1999, by which time the program is expected to be substantially completed.

    In addition to the six-phase remediation program, the Company is preparing general contingency plans to address unforseen Year 2000 Issues. These contingency plans include preparing the Company's hospitals for any increased service demands that may occur as a result of problems at non-Year 2000 compliant hospitals owned by others.

    Since the Company has not yet completed its assessment of the scope of the Year 2000 Issues facing most of its systems and programs, it is unable at this time to estimate the costs to correct any Year 2000 Issues that may be discovered. Although the costs incurred by the Company to date have not been material, the Company is unable to estimate at this time whether or not future costs will be material.

    Furthermore, as noted above, the Company is contacting its principal suppliers, other vendors and payors, including federal and state governments, Medicare fiscal intermediaries, insurance companies and managed care companies, concerning the state of their Year 2000 compliance. The Company is not aware at this time whether those other systems are or will be Year 2000 compliant and is unable to estimate at this time the impact on the Company if one or more of those systems is not Year 2000 compliant. For the foregoing reasons, the Company is not able to determine at this time whether the Year 2000 Issue will materially affect its future financial results or financial condition.

The Company intends to continue to make required disclosures in its future quarterly and annual reports.

    Second, the Board believes that it is management's responsibility to determine how best to comply with its disclosure obligations. The Board is satisfied that the Company has met its disclosure obligations under the federal securities laws concerning the Year 2000 issue and is opposed to imposing arbitrary requirements for disclosures beyond those required by the federal securities laws.

    Third, the Board has been advised by its legal counsel that making certain disclosures requested by Mr. Shahinian's proposal but not required by the federal securities laws, such as providing information concerning any insurance it has to cover specific Year 2000 computer system problems, may expose the Company to the risk of increased claims and litigation. The Board believes that the risk of the additional cost and expense of such additional claims and litigation exceeds the benefit to the Company's shareholders of receiving the additional information that would be required by Mr. Shahinian's proposal.

    Fourth, the Board believes that disclosing certain of the items requested by Mr. Shahinian's proposal may put the Company at a competitive disadvantage. For example, the Company has developed certain contingency plans to ensure that the Company's hospitals continue to operate notwithstanding the occurrence of certain Year 2000 problems. Yet, the Company believes that disclosing the nature of those plans may cause it to lose a competitive advantage or put it at a competitive disadvantage.

    Finally, complying with Mr. Shahinian's request will cause the Company to incur additional expense. Preparing a report of the nature requested by Mr. Shahinian's proposal and mailing that report to the Company's shareholders may cause the Company to incur significant expenses. The Board believes that the Company's resources should be put to more productive uses.

    In short, the Company is aware of the Year 2000 issue and is working diligently to identify and address any problems. The Board appreciates Mr. Shahinian's concern about the Year 2000 issue. Nevertheless, the Board believes that the adoption of his proposal will not cause the Company to work any harder to address the Year 2000 issues but may subject the Company to the risk of the cost and expense of additional litigation and liability as well as cause the Company to incur significant additional expenses.

    For the reasons set forth above, the Board opposes the foregoing shareholder proposal.

SHAREHOLDER APPROVAL

    Approval of this proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal, provided a quorum is present. Unless marked to the contrary, proxies will be voted "AGAINST" the proposal. Abstentions and broker non-votes will not be counted.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL REQUIRING ADDITIONAL YEAR 2000 DISCLOSURES.

3. SHAREHOLDER PROPOSAL URGING DECLASSIFICATION OF BOARD OF DIRECTORS

SHAREHOLDER PROPOSAL

    The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, N.W., Washington, D.C., 20016-4665, beneficial owner of 129,377 shares of Tenet common stock, has proposed the adoption of the following resolution:

BE IT RESOLVED that the stockholders of Tenet Healthcare Corporation ("Company") urge the Board of Directors to take the necessary steps, in compliance with Nevada state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

    The Board of Directors of our Company is divided into three classes serving staggered, three-year terms. This type of board arrangement is commonly referred to as a "classified" board. A classified board structure is not in the best interests of the Company or the shareholders. The elimination of the staggered election of the Board of Directors would require each director to stand for election annually. Such a declassification of the board would allow shareholders, annually, the opportunity to register their views on the performance of the board collectively and each director individually.

    Shareholders deserve the opportunity to vote on each director annually rather than once every three years. Any concerns that the annual election of all directors could leave our Company without experienced board members in the event that all incumbents are voted out, are unfounded. In the event that the shareholders voted to replace the entire board, such action would reflect the discretion and will of the shareholders, and their judgement of the relative value of the incumbents' experience.

    A classified board structure serves to protect the incumbency of the Board of Directors and current management, and limits accountability to shareholders. Our Company also has other measures which protect incumbency and limit accountability to shareholders, specifically: a lack of either confidential or cumulative proxy voting rights by shareholders.

    These protective measures for incumbent directors and executives are unnecessary, reduce management accountability to shareholders and may negatively impact financial performances.

    We urge your support for this proposal.

STATEMENT OF BOARD IN OPPOSITION TO SHAREHOLDER PROPOSAL

    The Company's Board of Directors is divided into three classes, with approximately one-third of the directors elected each year for a three-year term. Provisions governing this arrangement are set forth in the Company's Articles of Incorporation and Bylaws and have been approved by the Company's shareholders. The Board continues to believe that a classified Board of Directors provides important benefits to both the Company and its stockholders.

    A classified Board helps provide continuity and consistency of business strategy and policy. Because approximately two-thirds of the directors remain in office each year, having a classified Board helps ensure that the Company will continue to have experienced individuals, familiar with the Company's business and affairs, serving on its Board. The Board believes that the election of one-third of the Board each year provides shareholders with the opportunity to influence corporate policy each year while avoiding any sudden and disruptive changes in corporate operations and corporate policies that could arise if an entirely new group of directors were elected in a single year.

    The Board also believes that staggering the terms of its directors affords the Company valuable protection against an unsolicited or unfriendly proposal to take over the Company. One benefit of having a classified Board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board. Because at least two annual shareholders meetings generally will be required to effect a change in control of the Board, the classified system gives the incumbent directors the time and leverage necessary to review any takeover proposal, to negotiate a more favorable result for the Company's shareholders, helping to assure that shareholder value is maximized, and to consider alternative strategies.

    If approved by the shareholders, the proposal would not in itself declassify the Board. Instead, it would serve as a recommendation to the Board to take the necessary steps to end the staggered system of electing directors. To declassify the Board, it would be necessary to amend the relevant provisions of the Company's Articles of Incorporation and Bylaws. The affirmative vote of a majority of the outstanding shares of the Company's common stock would be required to approve those amendments.

    For the reasons set forth above, the Board opposes the foregoing shareholder proposal.

SHAREHOLDER APPROVAL

    Approval of this proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal, provided a quorum is present. Unless marked to the contrary, proxies will be voted "AGAINST" the proposal. Abstentions and broker non-votes will not be counted.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL URGING DECLASSIFICATION OF THE BOARD OF DIRECTORS.

4. RATIFICATION OF SELECTION OF AUDITORS

SELECTION OF INDEPENDENT AUDITORS

    On the recommendation of the Audit Committee, the Board has selected KPMG Peat Marwick LLP to serve as independent auditors for the fiscal year ending May 31, 1999. KPMG Peat Marwick LLP is familiar with the operations of the Company and together with its predecessor organizations have been the Company's auditors since the Company's inception. The Audit Committee of the Board is satisfied with KPMG Peat Marwick LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence.

    KPMG Peat Marwick LLP expects their representatives to attend the meeting to make a statement should they so desire and to respond to questions where appropriate.

SHAREHOLDER APPROVAL

    Ratification of the independent auditors by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification, provided a quorum is present. Unless marked to the contrary, proxies will be voted "FOR" the ratification of the selection of KPMG Peat Marwick LLP as the Company's auditor. Abstentions will not be counted. If a favorable vote is not obtained, other auditors will be selected by the Board.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Any proposals by security holders intended to be presented at the next annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by May 3, 1999.

    If the Company does not receive notice by July 17, 1999, from a shareholder who intends to present at the next annual meeting a proposal that is not discussed in the Company's proxy statement, the proxies of the Company's Board of Directors will have discretionary authority to vote on such proposal at the annual meeting.

                                 MISCELLANEOUS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities (collectively, the Reporting Persons) to file certain reports on Forms 3, 4 and/or 5 describing ownership and changes in ownership in the Company's registered equity securities. Based solely on a review of the Forms 3, 4 and 5 furnished to the Company during and with respect to fiscal year 1998, and written representations from the Reporting Persons that no Forms 3, 4 and 5 were required, the Company believes that all filings required by Section 16(a) of the Exchange Act were made in a timely fashion.

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing Paul J. Russell, Vice President-Investor Relations, Tenet Healthcare Corporation, 3820 State Street, Santa Barbara, California, 93105, or by telephoning Tenet Investor Relations at (805) 563-6868.

                                          By Order of the Board of Directors

                                                   [SIGNATURE]

                                          Scott M. Brown
                                          SECRETARY

SANTA BARBARA, CALIFORNIA
AUGUST 28, 1998

                          TENET HEALTHCARE CORPORATION

                   Proxy-Solicited by the Board of Directors

     The undersigned hereby appoints Jeffrey C. Barbakow, Michael H. Focht, Sr. and Scott M. Brown, and each of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on October 7, 1998, and any adjournments thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "AGAINST" ITEMS 2 AND 3, AND "FOR" ITEM 4.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1, "AGAINST" ITEMS 2 AND 3, AND "FOR" ITEM 4.

                              (PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY.)

                              TENET HEALTHCARE CORPORATION
                              P.O. BOX 11336
                              NEW YORK, N.Y. 10203-0336


1. Election of the following     FOR all nominees     WITHHOLD AUTHORITY to vote         *EXCEPTIONS
   nominees as Directors:        listed below.        for all nominees listed below.


   Nominees: Sanford Cloud Jr, Maurice J. DeWald, Raymond A. Hay
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "Exceptions" box and write that (those)
   nominee's(s') name(s) in the space provided below.)

2. Shareholder proposal regarding Year 2000 disclosures.

   FOR  / /     AGAINST  / /    ABSTAIN  / /

3. Shareholder proposal regarding declassification of the Company's Board of Directors.

   FOR  / /     AGAINST  / /    ABSTAIN  / /

4. Proposal to ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending May 31, 1999.

   FOR  / /     AGAINST  / /    ABSTAIN  / /


              CHANGE OF ADDRESS AND
              OR COMMENTS MARK HERE


                            Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope.
                            If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

                            Date:                                                                                           , 1998
                                 ------------------------------------------------------------------------------------------


                                 ------------------------------------------------------------------------------------------
                                                                         Signature


                                 ------------------------------------------------------------------------------------------
                                                                         Signature

                            Votes MUST be indicated
                            (x) in Black or Blue ink.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
